SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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Kite Realty Group Trust

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April 3, 2009

Dear Fellow Shareholder:

I am pleased to invite you to the 2009 Annual Meeting of Shareholders of Kite Realty Group Trust which will be held on Tuesday, May 5, 2009, at 9:00 a.m., local time, at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204. At the meeting, shareholders will vote on the business items listed in the notice of the meeting on the following page. I encourage you to attend the meeting as I believe it will be informative and interesting.

At this year’s meeting, you will be asked to elect seven trustees, consider and vote upon the ratification of the appointment of our independent auditors and consider and vote upon an amendment to our 2004 Equity Incentive Plan. In addition to the formal business that will be transacted, management will report on the progress of our business and respond to comments and questions of general interest to our shareholders.

I sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to come to the meeting, it is important that your shares be represented and voted. A form of proxy card and a copy of our annual report to shareholders are enclosed with this notice of annual meeting and proxy statement.

I look forward to seeing you at the annual meeting.

Sincerely,

John A. Kite
Chairman of the Board and Chief Executive Officer

KITE REALTY GROUP TRUST

30 S. Meridian Street

Suite 1100

Indianapolis, Indiana 46204

____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 5, 2009

____________________

Dear Shareholder:

You are cordially invited to attend our 2009 annual meeting of shareholders to be held on Tuesday, May 5, 2009, at 9:00 a.m., local time, at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204 for the following purposes:

1.	To elect seven trustees to serve one-year terms expiring in 2010;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009;

3	To amend the Company’s 2004 Equity Incentive Plan (“the Plan”) to authorize an additional 1,000,000 shares of the Company’s common stock for future issuance under the Plan; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on March 20, 2009 will be entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE.

By Order of the Board of Trustees,

THOMAS R. OLINGER
Secretary

Indianapolis, Indiana

April 3, 2009

TABLE OF CONTENTS

ABOUT THE MEETING	1
PROPOSAL 1: ELECTION OF TRUSTEES	3
EXECUTIVE OFFICERS	5
INFORMATION REGARDING CORPORATE GOVERNANCE AND BOARD AND COMMITTEE MEETINGS	6
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12
PROPOSAL 3: AMENDMENT OF THE COMPANY’S 2004 EQUITY INCENTIVE PLAN TO AUTHORIZE AN ADDITIONAL 1,000,000 SHARES OF THE COMPANY’S COMMON STOCK FOR FUTURE ISSUANCE UNDER THE PLAN	13
COMPENSATION DISCUSSION AND ANALYSIS	16
COMPENSATION COMMITTEE REPORT	21
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	21
COMPENSATION OF EXECUTIVE OFFICERS AND TRUSTEES	22
EQUITY COMPENSATION PLAN INFORMATION	30
REPORT OF THE AUDIT COMMITTEE	31
PRINCIPAL SHAREHOLDERS	32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34
OTHER MATTERS	35

KITE REALTY GROUP TRUST

30 S. Meridian Street

Suite 1100

Indianapolis, Indiana 46204

_____________________

PROXY STATEMENT

_____________________

ABOUT THE MEETING

Why am I receiving this proxy statement?

This proxy statement contains information related to the solicitation of proxies for use at our 2009 annual meeting of shareholders, to be held at 9:00 a.m, local time, on Tuesday, May 5, 2009 at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. This solicitation is made by Kite Realty Group Trust on behalf of our Board of Trustees, or the Board. “We,” “our,” “us,” and the “Company” refer to Kite Realty Group Trust. This proxy statement, the enclosed proxy card and our 2008 annual report to shareholders are first being mailed to shareholders beginning on or about April 10, 2009.

Who is entitled to vote at the annual meeting?

Only holders of record of our common shares at the close of business on March 20, 2009, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the meeting. Our common shares constitute the only class of securities entitled to vote at the meeting.

What are the voting rights of shareholders?

Each common share outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

Who can attend the annual meeting?

All holders of our common shares at the close of business on March 20, 2009, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first-come, first-served basis. If you attend the meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of March 20, 2009.

What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on March 20, 2009 will constitute a quorum, permitting the shareholders to conduct business at the meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of the record date, there were 34,181,241 common shares outstanding.

How do I vote?

You may vote by you or your duly authorized agent completing and returning the accompanying proxy card or you may attend the meeting and vote in person.

How do I vote my shares that are held by my broker?

If your shares are held by a bank or broker, you should follow the instructions provided to you by the bank or broker. Although most banks and brokers now offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us, and not subsequently revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote “FOR” the election of all nominees for our Board of Trustees named in this proxy statement, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009, “FOR” the amendment of the Company’s 2004 Equity Incentive Plan (“the Plan”) to authorize an additional 1,000,000 common shares of the Company for future issuance under the Plan, and as recommended by our Board of Trustees with regard to any other matters that may properly come before the meeting, or, if no such recommendation is given, in their own discretion.

May I revoke my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by (i) filing with our Secretary a notice of revocation or a duly executed proxy bearing a later date or (ii) attending the meeting and voting in person.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

PROPOSAL 1: ELECTION OF TRUSTEES

Our Board of Trustees is currently comprised of seven trustees, each with terms expiring at the 2009 annual meeting. The nominees, all of whom are currently serving as trustees of the Company, have been recommended by our Board of Trustees for re-election to serve as trustees for one-year terms until the 2010 annual meeting of shareholders and until their successors are duly elected and qualified. Based on its review of the relationships between the trustee nominees and the Company, the Board of Trustees has affirmatively determined that the following trustees are “independent” trustees under the rules of the New York Stock Exchange, or NYSE: William E. Bindley, Dr. Richard A. Cosier, Eugene Golub, Gerald L. Moss, Michael L. Smith, and Darell E. Zink, Jr.

The Board of Trustees knows of no reason why any nominee would be unable to serve as a trustee. If any nominee is unavailable for election or service, the Board of Trustees may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Trustees, or the Board of Trustees may, as permitted by our bylaws, decrease the size of our Board of Trustees.

Nominees for Election for a One-Year Term Expiring at the 2010 Annual Meeting

The following table sets forth the name and age of each nominee for trustee, indicating all positions and offices with us currently held by the trustee.

Name	Age	Title

John A. Kite	43	Chairman, Chief Executive Officer, and Trustee
William E. Bindley	68	Trustee
Dr. Richard A. Cosier	61	Trustee
Eugene Golub	78	Trustee
Gerald L. Moss	73	Trustee
Michael L. Smith	60	Trustee
Darell E. Zink, Jr.	62	Trustee

Set forth below are descriptions of the backgrounds and principal occupations of each of our trustees, and the period during which he has served as a trustee.

John A. Kite. Mr. Kite has served as Chairman of the Board since December 2008, when Alvin E. Kite, Jr. retired. Mr. Kite has served as a trustee since our formation in March 2004 and as our Chief Executive Officer since our initial public offering in August 2004. He also served as our President since our initial public offering in August 2004 until December 2008. Prior to our initial public offering, he had served as President and Chief Executive Officer of our predecessor companies and other affiliated companies, (“Kite Companies”) since 1997. Mr. Kite is responsible for the Company’s strategic planning, operations, acquisitions and capital markets activities. Mr. Kite began his career in 1987 at Harris Trust and Savings Bank in Chicago and he holds a B.A. in Economics from DePauw University.

William E. Bindley. Mr. Bindley has served as a trustee since our initial public offering in August 2004 and is currently our lead independent trustee. He has been Chairman of Bindley Capital Partners, LLC, a private equity investment firm headquartered in Indianapolis, Indiana, since 2001. From 1992 to October 2005, he was Chairman and the founder of Priority Healthcare Corporation, a Nasdaq-listed national provider of bio-pharmaceuticals and complex therapies for chronic disease states headquartered in Lake Mary, Florida. Mr. Bindley also served as Chief Executive Officer of Priority Healthcare from July 1994 to May 1997 and President from May 1996 to July 1996. Mr. Bindley was the Chairman, President, Chief Executive Officer and founder of Bindley Western Industries, Inc., a national pharmaceutical distributor and nuclear pharmacy operator that was a New York Stock Exchange Fortune 200 company at the time of its merger into Cardinal Health in February 2001. He serves on the board of Shoe Carnival, Inc., a Nasdaq-listed company. He previously served on the boards of Cardinal Health, Key Banks, NA (Cleveland, Ohio), Bindley Western Industries and Priority Healthcare Corporation. He received both a B.S. degree in Industrial Economics and a Doctor of Management (H.C.) from Purdue University. He also completed the Wholesale Management Program at the Graduate School of Business at Stanford University. He is the past Vice Chairman of the United States Ski and Snowboard Association and serves on the Board of the Purdue Research Foundation and the President’s Advisory Council at Purdue.

Dr. Richard A. Cosier. Dr. Cosier has served as a trustee since our initial public offering in August 2004. He has served as Dean and Leeds Professor of Management at the Krannert School of Management, Purdue University since 1999. From 2001 through 2004 he was the Director of the Burton D. Morgan Center for Entrepreneurship in Purdue’s Discovery Park. He formerly served as Dean and Fred E. Brown Chair of Business Administration at the University of Oklahoma, and Associate Dean for Academics, Professor of Business Administration and Chairperson of the Department of Management at Indiana University. Dr. Cosier is the recipient of several teaching excellence awards and a Richard D. Irwin Fellowship. He is listed in Who’s Who in America and has served on the boards at First Fidelity Bank, N.A. of Oklahoma City, Century, Inc. of Midwest City, Oklahoma, and Bank One, Lafayette, Indiana. Dr. Cosier is on the boards of directors of the AACSB, the international accreditation agency for business schools and Roll Coater Company. His community service includes, among others, serving as a director of Greater Lafayette Chamber of Commerce.

Eugene Golub. Mr. Golub has served as a trustee since our initial public offering in August 2004. He is the founder and since 1960 has been Chairman of Golub & Company, a private company which has been involved in more than $3 billion in real estate transactions. Under his leadership, Golub companies have owned, developed and operated more than 30 million square feet of properties in the United States and abroad. In 1989, Mr. Golub entered the international marketplace as the first major U.S. real estate company to undertake development projects in Central and Eastern Europe and Russia just prior to their reemergence as market-driven economies. Mr. Golub serves on the board of The Family Institute, and is active in numerous Chicago-based charitable organizations. In 1999, he was inducted into the prestigious Chicago Association of Realtors Hall of Fame, and, in 2004, he received the first Central & Eastern European Real Estate Lifetime Achievement Award.

Gerald L. Moss. Mr. Moss has served as a trustee since our initial public offering in August 2004. He is Honorary Of Counsel with Bingham McHale, LLP, an Indianapolis, Indiana law firm. He has extensive experience in the areas of corporate and real estate law. For over 30 years he served as general counsel for the Capital Improvement Board of Marion County, Indiana (CIB). His duties included providing legal counsel relative to the development of the Indiana Convention Center, RCA Dome and other CIB facilities and the operation of the Convention Center and Dome. Mr. Moss is a Distinguished Fellow of the Indianapolis Bar Association and Indiana State Bar Association. His university and community experience includes service as a Director of the Indianapolis Symphony Orchestra, the Indiana Repertory Theater and the Metropolitan Arts Council and as President and Director of the Washington Township Schools Foundation, the Indiana University Varsity Club and the Indiana University Law Alumni Association. He also serves as a member of the Law School’s Board of Visitors and is a recipient of the School’s Distinguished Service Award. He was awarded the prestigious Sagamore of the Wabash by the Governor of Indiana.

Michael L. Smith. Mr. Smith has served as a trustee since our initial public offering in August 2004. He retired from his position as Executive Vice President and Chief Financial Officer of WellPoint, Inc., formerly Anthem, Inc., a health insurance company, in 2005, positions he had held since 1999. Prior to that, he served as Senior Vice President of Anthem, Inc. and Chief Financial Officer of Anthem Blue Cross and Blue Shield’s operations in the Midwest and Connecticut. Mr. Smith currently serves on the boards of directors of the following public companies: hhGregg, Inc., Vectren Corporation, Emergency Medical Services Corporation and Calumet Specialty Products Partners L.P. Mr. Smith also serves as a director of several private companies and not-for-profit organizations including Finishmaster, Inc., LDI Ltd, LLC, Carestream Health, Inc., and The Central Indiana Community Foundation and is also a member of the Indiana Commission on Higher Education. Mr. Smith is a member of the board of trustees of DePauw University and Lumina Foundation for Education. He also served as a Director of First Indiana Corporation, Somerset Group, Inc., Intermune, Inc., Crossroads Rehabilitation Center, Indianapolis Children’s Museum.

Darell E. Zink, Jr. Mr. Zink has served as a trustee since November 2008. Mr. Zink is Chairman and CEO of Strategic Capital Partners, LLC, a privately-held real estate investment management firm.  Prior to founding this company, he spent 26 years with Duke Realty Corporation, an $8 billion real estate investment trust (DRE:NYSE) specializing in industrial, office and retail properties.  During his tenure with Duke Realty, Mr. Zink served in various positions, most recently as its CFO, Executive Vice President and Vice Chairman of the Company. He retired from Duke Realty in 2004. Mr. Zink joined Duke Realty after practicing law with Bose McKinney & Evans, where he was a partner in the firm. Prior to practicing law he was a Captain in the United States Air Force. Mr. Zink received a Bachelor of Arts degree from Vanderbilt University in 1968; a Masters of Business Administration degree from the University of Hawaii in 1973 and a Doctor of Jurisprudence degree from Indiana University in 1976. In addition to being Chairman and CEO of Strategic Capital Partners, LLC, Mr. Zink is also President and Chief Executive Officer of HKZ Enterprises, LLC and a Director and member of the Audit Committee of hhGregg, Inc. He is past Chairman, Director and current member of the Executive Committee of the Greater Indianapolis Chamber of Commerce, Chairman of the Board of Directors for the Challenge Foundation Academy, on the

Advisory Council for La Plaza and Past President of the Park Tudor School Board of Trust, the Park Tudor Foundation, the CICOA Foundation and the Pleasant Run Foundation. He also served as a Director at People’s Bank, VEI, Duke Realty Corporation and Windrose Medical Properties Trust.

Vote Required and Recommendation

The affirmative vote of a plurality of all the votes cast at the annual meeting is necessary for the election of a trustee. Therefore, the seven individuals with the highest number of affirmative votes will be elected to the seven trusteeships. For purposes of the election of trustees, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. There is no cumulative voting with respect to the election of trustees.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers. Executive officers are elected by and serve at the discretion of our Board of Trustees.

Name	Age	Title

Alvin E. Kite, Jr.	75	Former Chairman of the Board of Trustees*
John A. Kite	43	Chairman of the Board of Trustees and Chief Executive Officer
Thomas K. McGowan	44	President and Chief Operating Officer
Daniel R. Sink	41	Executive Vice President and Chief Financial Officer

* Mr. Kite retired as Chairman in December 2008.

Set forth below are descriptions of the backgrounds of each of our executive officers, other than John A. Kite, whose positions and background is described above.

Alvin E. Kite, Jr. On December 3, 2008, Mr. Kite retired from the Board of Trustees. Prior to his retirement, Mr. Kite had served as a trustee since our formation in March 2004 and as the Chairman of the Board of Trustees since our initial public offering in August 2004. Prior to our initial public offering, Mr. Kite was the founder and Chairman of Kite Companies. Mr. Kite has been active in numerous Indianapolis-based charitable organizations, including Community Hospitals Foundation; RCA Stadium Revitalization Committee; Indianapolis Tennis Championships, Inc.; Crossroads of America Council BSA (including the chairmanship of the 2002 and 2003 Governors Annual Fundraising Campaign); Tau Beta Pi Association (membership status conferred by invitation to academic honors students in The Citadel’s school of engineering); Indianapolis Regional Economic Development Partnership; and the Indianapolis Marion County Public Library Foundation, Inc. Mr. Kite graduated from The Citadel with a Bachelor of Science in Electrical Engineering.

Thomas K. McGowan. In December 2008, the Board of Trustees appointed Thomas K. McGowan as President and he also continues to serve as our Chief Operating Officer, a position he has held since our initial public offering in August 2004. Prior to this appointment as President, Mr. McGowan had been our Senior Executive Vice President since 2007 and before that he was Executive Vice President since our initial public offering in August 2004. Mr. McGowan also had been Executive Vice President and one of the partners of Kite Companies since 1995. He is primarily responsible for new project development, land acquisition, leasing, real estate property management and general operational and organizational functions of the development and construction groups. Before joining Kite Companies, Mr. McGowan worked eight years for real estate developer Mansur Development Corporation. In his 22 years in the real estate development business, Mr. McGowan has coordinated the development of shopping centers, Class A office buildings, medical facilities, industrial buildings, planned unit developments, and full service hotels.

Daniel R. Sink has been our Executive Vice President and Chief Financial Officer since 2007. Previously, he was Senior Vice President and Chief Financial Officer since our initial public offering in August 2004. Mr. Sink had been the Chief Financial Officer of Kite Companies since 1999. His responsibilities include overseeing the real estate finance area, corporate accounting, corporate tax planning, financial budgeting and administration. From 1989 through 1999, Mr. Sink was employed by Olive, LLP (which subsequently merged into BKD, LLP), one of the fifteen largest accounting firms in the country, acting as a tax specialist in charge of the tax consulting for the central Indiana real estate/construction group. Mr. Sink is a Certified Public Accountant.

INFORMATION REGARDING CORPORATE GOVERNANCE AND

BOARD AND COMMITTEE MEETINGS

Committee Charters and Corporate Governance Documents

Our Board of Trustees maintains charters for all Board committees. In addition, our Board of Trustees has adopted a written set of corporate governance guidelines, a code of business conduct and ethics and a code of ethics for our principal executive officers and senior financial officers. To view our committee charters, corporate governance guidelines, code of business conduct and ethics and code of ethics, please visit our website at www.kiterealty.com. Each of these documents is also available in print to any shareholder who sends a written request to such effect to Investor Relations, Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204.

Independence of Trustees

NYSE listing standards require NYSE-listed companies to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent trustees. Under the NYSE listing standards, no trustee of a company qualifies as “independent” unless the board of trustees of the company affirmatively determines that the trustee has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with such company). In addition, the NYSE listing standards contain the following further restrictions upon a listed company’s trustee independence:

•	a trustee who is an employee, or whose immediate family member is an executive officer, of the listed company is not independent until three years after the end of such employment relationship;
•

a trustee who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent;

•

a trustee who is, or whose immediate family member is, a current partner of a firm that is the company’s internal or external auditor is not independent; a trustee who is a current employee of such a firm is not independent; a trustee who has an immediate family member who is a current employee of such a firm and who does not personally work on the listed company’s audit; and a trustee who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time is not independent;

•

a trustee who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the listed company’s present executive officers at the same time serve or served on the other company’s compensation committee is not independent until three years after the end of such service or the employment relationship; and

•

a trustee who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

Our Board of Trustees has evaluated the status of each trustee and has affirmatively determined after broadly considering all facts and circumstances that each of William E. Bindley, Dr. Richard A. Cosier, Eugene Golub, Gerald L. Moss, Michael L. Smith, and Darell E. Zink, Jr. is “independent,” as such term is defined in the NYSE’s listing standards. Each of Messrs. Bindley, Cosier, Golub, Moss, Smith, and Zink has no known relationship with the Company. John A. Kite is not independent as he is an employee of the Company. In making its independence determinations with respect to each trustee, the Board of Trustees considered, among other things, relationships between the Company and its trustees and their immediate family members, as well as relationships among trustees and their immediate family members.

Lead Trustee

Our Board of Trustees established the position of “lead” independent trustee in connection with our initial public offering in August 2004. The lead trustee is selected on an annual basis by the Board of Trustees from among the independent trustees. William E. Bindley currently serves as our lead independent trustee. The role of the lead trustee is to serve as liaison (a) between the Board of Trustees and management, including the Chief Executive Officer, (b) among independent trustees and (c) between interested third parties and the Board of Trustees.

Executive Sessions of Non-Management Trustees

Pursuant to our corporate governance guidelines and the NYSE listing standards, in order to promote open discussion among non-management trustees, our Board of Trustees devotes a portion of each regularly scheduled Board meeting to executive sessions without management participation. In addition, our corporate governance guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent trustees. The lead trustee presides at these sessions.

Communications with the Board

Shareholders and other interested parties may communicate with the Board by communicating directly with the presiding lead trustee by sending any correspondence they may have in writing to the “Lead Trustee” c/o Chief Financial Officer of Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, who will then directly forward such correspondence to the lead trustee. The lead trustee will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board of Trustees.

Board Meetings

During 2008, the Board of Trustees met eight times, including telephonic meetings. Each trustee attended at least 75% of Board and applicable committee meetings on which he served during his period of service. Trustees are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve. In addition, pursuant to our corporate governance guidelines, trustees are expected to attend the Company’s annual meetings of shareholders. Last year, all of our trustees attended the annual meeting of shareholders.

Board Committees

The Board of Trustees has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of the committees described below are “independent” of the Company as that term is defined in the NYSE’s listing standards.

The table below provides membership information for each of the Board committees as of March 20, 2009:

Name	Audit	Compensation	Corporate Governance and Nominating

William E. Bindley		X*	X
Dr. Richard A. Cosier	X		X
Eugene Golub		X
Gerald L. Moss	X		X*
Michael L. Smith	X*	X
Darell E. Zink, Jr.	X	X

_____________________
*	Committee Chairman

Audit Committee

The principal purpose of the Audit Committee is to assist the Board of Trustees in the oversight of:

•	the integrity of our financial statements;
•	our compliance with legal and regulatory requirements;
•	the qualification, performance and independence of our independent auditors; and
•	the performance of our internal audit function.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and is also responsible for reviewing with our independent auditors any audit problems or difficulties they encounter in the course of their audit work. The Audit Committee is also charged with the tasks of reviewing our financial statements, any significant financial reporting issues and any major issues as to the adequacy of internal control with management and our independent auditors.

Our Audit Committee’s written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, or Exchange Act, and applicable rules and regulations of the Securities and Exchange Commission (SEC) all as in effect from time to time. All of the members of the Audit Committee meet the foregoing requirements. The Board of Trustees has determined that Michael L. Smith and Darell E. Zink, Jr. are each an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Our Audit Committee’s charter and the corporate governance rules of the NYSE require that in the event a trustee simultaneously serves on the audit committee of more than three public companies, the Board of Trustees must determine that such simultaneous service would not impair the ability of that member to effectively serve on our Audit Committee and disclose that determination. Michael L. Smith currently serves on the audit committees of five public companies (including our Audit Committee). In accordance with our Audit Committee’s charter and the corporate governance rules of the NYSE, the Board of Trustees has determined that serving on a total of five audit committees does not impair Mr. Smith’s ability to effectively serve on our audit committee.

During 2008, the Audit Committee met five times, including telephonic meetings.

Compensation Committee

The principal purposes of the Compensation Committee are to:

•

review and approve our corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve, either as a committee or with the Company’s other independent trustees, as directed by the board, the appropriate level and structure of the Chief Executive Officer’s compensation;

•	determine and approve, either as a committee or together with our other independent trustees, as directed by the board, the compensation of the other executive officers;
•	make recommendations to the Board of Trustees regarding compensation of trustees;
•	provide for inclusion in the Company’s proxy statement a description of the processes and procedures for the consideration and determination of executive and trustee compensation;
•	recommend, implement and administer our incentive and equity-based compensation plans;

•	oversee and assist the Company in preparing the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement and/or annual report on Form 10-K; and
•	prepare and submit a Compensation Committee Report for inclusion in the Company’s proxy statement and/or annual report on Form 10-K.

The compensation for our named executive officers is comprised of three principal components: base salary, annual incentive compensation and share-based incentive awards. Total compensation also includes health, disability and life insurance and certain perquisites. At its first regularly scheduled meeting each year, the Compensation Committee evaluates the components of each named executive officer’s total compensation. Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the named executive officers who report to him. Such named executive officers are not present at the time of these deliberations. The Compensation Committee may accept or reject such recommendations and also makes the sole determination of the compensation for the Chief Executive Officer and Chairman of the Board. The Compensation Committee may utilize the services of a compensation consultant from time to time. For example, in 2006 the Compensation Committee retained Watson, Wyatt & Company to provide suggestions regarding the design of a long-term incentive program for 2007 and beyond, which the Compensation Committee took into account when it considered incentive awards for 2007 and 2008 performance.

The Compensation Committee does not delegate any aspects of making share-based incentive award grants to Company employees, although it reserves the right to authorize the Chief Executive Officer to approve such grants to lower level employees in the future.

During 2008, the Compensation Committee met five times, including telephonic meetings.

Corporate Governance and Nominating Committee

The principal purposes of the Corporate Governance and Nominating Committee are to:

•	identify individuals that are qualified to serve as trustees;
•

recommend such individuals to the Board of Trustees, either to fill vacancies that occur on the Board of Trustees from time to time or in connection with the selection of trustee nominees for each annual meeting of shareholders;

•	periodically assess the size of the Board of Trustees to ensure it can effectively carry out its obligations;
•	develop, recommend, implement and monitor our corporate governance guidelines and our codes of business conduct and ethics;
•	oversee the evaluation of the Board of Trustees and its committees and management;
•	ensure that we are in compliance with all NYSE corporate governance listing requirements; and
•	review and evaluate potential related party transactions in accordance with policies and procedures adopted by the Company from time to time.

The Board of Trustees has adopted a policy to be used for considering potential trustee candidates to further the Corporate Governance and Nominating Committee’s goal of ensuring that our Board of Trustees consists of a diversified group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a trustee nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Trustees. However, at a minimum, candidates for trustee must possess:

(1)	high integrity;

(2)	an ability to exercise sound judgment;

(3)	an ability to make independent analytical inquiries;

(4)	a willingness and ability to devote adequate time and resources to diligently perform Board duties; and

(5)	a reputation, both personal and professional, consistent with the image and reputation of the Company.

In addition to the aforementioned minimum qualifications, the Corporate Governance and Nominating Committee also believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include:

(1)	whether the person possesses specific expertise in the real estate industry and familiarity with general issues affecting the Company’s business;

(2)	whether the person’s nomination and election would enable the Board of Trustees to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC;

(3)	whether the person would qualify as an “independent” trustee under the NYSE’s listing standards and our corporate governance guidelines;

(4)	the importance of continuity of the existing composition of the Board of Trustees; and

(5)	the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The Corporate Governance and Nominating Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) Corporate Governance and Nominating Committee members, (b) other members of the Board of Trustees and (c) shareholders of the Company. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified trustee candidates.

As part of the identification process, the Corporate Governance and Nominating Committee will evaluate the skills, expertise and diversity possessed by the current Board of Trustees, and whether there are additional skills, expertise or diversity that should be added to complement the composition of the existing Board of Trustees. The Corporate Governance and Nominating Committee may consult with other members of the Board of Trustees in connection with the identification process. The Corporate Governance and Nominating Committee also will take into account the number of trustees expected to be elected at the next annual meeting, and whether existing trustees have indicated a willingness to continue to serve as trustees if re-nominated. Once trustee candidates have been identified, the Corporate Governance and Nominating Committee will then evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Corporate Governance and Nominating Committee deems necessary or appropriate. Existing trustees who are being considered for renomination will be re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending trustee candidates. All candidates submitted by shareholders will be evaluated in the same manner as all other trustee candidates, provided that the procedures set forth in our bylaws have been followed.

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee will recommend to the Board of Trustees the nomination of a number of candidates equal to the number of trustee vacancies that will exist at the annual meeting of shareholders. The Board of Trustees will then select the Board’s trustee nominees for shareholders to consider and vote upon at the shareholders’ meeting.

For nominations for election to the Board of Trustees by a shareholder, the shareholder must comply with the advance notice provisions and other requirements of Article II, Section 13 of our bylaws. These notice provisions require that the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, a shareholder’s notice must be delivered to our Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. In the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting, notice by the shareholder to be timely must be delivered not less than 90 days nor more than 120 days prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by us. The shareholder’s notice must set forth:

(1)

as to each person that the shareholder proposes to nominate for election or reelection as a trustee (a) the name, age, business address and residence address of such person, (b) the class and number of shares of beneficial interest of Kite Realty Group Trust that are beneficially owned or owned of record by such person and (c) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required pursuant to Regulation 14A (or any successor provision) under the Exchange Act; and

(2)

as to the shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination is made, (a) the name and address of such shareholder, as they appear on our share ledger and current name and address, if different, of such beneficial owner, and (b) the class and number of shares of each class of beneficial interest of Kite Realty Group Trust which are owned beneficially and of record by such shareholder and owned beneficially by such beneficial owner.

During 2008, the Corporate Governance and Nominating Committee met four times, including telephonic meetings.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Trustees has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. After careful consideration of the matter and in recognition of the importance of this matter to our shareholders, the Board of Trustees has determined that it is in the best interests of the Company and our shareholders to seek the ratification by our shareholders of our Audit Committee’s selection of our independent registered public accounting firm. A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of all the votes cast at the annual meeting with respect to the matter is necessary for the approval of proposal 2. For purposes of approving proposal 2, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified, our Board of Trustees and the Audit Committee may, in their discretion, change that appointment at any time during the year should they determine such a change would be in our and our shareholders’ best interests. In the event that the appointment of Ernst & Young LLP is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

Relationship with Independent Registered Public Accounting Firm

Fees

Our consolidated financial statements for the year ended December 31, 2008 have been audited by Ernst & Young LLP, which served as our independent registered public accounting firm for that year.

The following summarizes the fees billed by Ernst & Young LLP for services performed for the years ended December 31, 2008 and December 31, 2007:

	2008	2007

Audit Fees (1)	$732,000	$573,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$732,000	$573,000

____________________
(1)

Represents fees for the audit of the financial statements, the attestation on management’s annual report on internal control over financial reporting and the effectiveness of internal control over financial reporting. Also includes fees totaling $125,000 in 2008 and $22,000 in 2007 associated with our common share offerings and other registration statements.

All audit services provided by Ernst & Young LLP to us since we became a public company have been pre-approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any permitted non-audit service to the Company. The Audit Committee has delegated authority to its chairman to pre-approve engagements for the performance of audit and non-audit services, for which the estimated cost for such services shall not exceed $150,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement.

PROPOSAL 3: TO AMEND THE COMPANY’S 2004 EQUITY INCENTIVE PLAN (“THE PLAN”) TO AUTHORIZE AN ADDITIONAL 1,000,000 SHARES OF THE COMPANY’S COMMON STOCK FOR FUTURE ISSUANCE UNDER THE PLAN

Summary

Our Board of Trustees has approved an amendment to the 2004 Equity Incentive Plan (“the Plan”), increasing the number of shares of common stock issuable under the Plan by 1,000,000 shares from 2,000,000 shares to 3,000,000 shares, and recommended that the Plan, as so amended, be submitted to our shareholders for approval at the annual meeting. As of March 20, 2009, 279,914 shares were available for grant under the Plan.  The Plan was originally approved by our Board of Trustees and shareholders in July 2004.  The Plan provides for the grant of share options, share appreciation rights, restricted shares, share units, unrestricted shares, dividend equivalent rights and cash awards.  Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof.  Share options granted under the Plan may be non-qualified stock options or incentive stock options.

The Plan is the only equity incentive compensation plan of the Company that provides for equity awards to employees and non-employee trustees.  The only amendment proposed to be made to the Plan is to increase the number of shares issuable under the Plan from 2,000,000 shares to 3,000,000 shares.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of all the votes cast at the annual meeting with respect to the matter is necessary for the approval of proposal 3. For purposes of approving proposal 3, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

The following summary of the material features of the Plan, as proposed to be amended, is qualified in its entirety by reference to the copy of the Plan, as proposed to be amended, filed as Exhibit 1 to this Proxy Statement.

Purpose of the Amendment

Our Board of Trustees believes that it has been able to attract and retain highly qualified officers, trustees, key employees, and other persons, and to motivate such officers, trustees, key employees and other persons to serve the Company and its affiliates in part through the use of equity incentive compensation awards.  Equity incentive compensation aligns the interests of the recipients with the interests of our shareholders, and ties a portion of compensation directly to shareholder value because the value of such awards depends on the appreciation of the shares of our common stock.  The Board of Trustees also believes that the ability to provide equity incentive compensation to employees and non-employee members of our Board of Trustees is a favorable method to compensate these individuals for past contributions to the Company’s success, as well as for anticipated contributions in the future.  Our Board of Trustees approved this amendment of the plan to increase the number of shares of common stock issuable there under by 1,000,000 shares to maintain the plan as a continuing source of long-term compensation to our employees and non-employee members of our Board of Trustees.

Administration

The Plan is administered by the Compensation Committee of our Board of Trustees. Subject to the terms of the Plan, the Compensation Committee selects participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the equity incentive plan.

Source of Shares

The common shares issued or to be issued under the Plan consist of authorized but unissued shares or issued shares that have been reacquired. If any shares covered by an award are not purchased or are forfeited or if an award otherwise terminates without delivery of any common shares, then the number of common shares counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the equity incentive plan, but will be deducted from the maximum individual limits described above.

If the option price, a withholding obligation or any other payment is satisfied by tendering shares or by withholding shares, only the number of shares issued net of the shares tendered or withheld will be deemed delivered for purpose of determining the maximum number of shares available for delivery under the equity incentive plan.

Eligibility

Awards may be made under the Plan to our or our affiliates' employees, trustees and consultants and to any other individual whose participation in the Plan is determined to be in our best interests by our Board of Trustees. As of December 31, 2008, the Company had 107 employees, including executive officers, and the Company has six non-employee trustees. As discussed above, the Board of Trustees believes the Company is better able to attract and retain qualified persons through the use of equity incentive compensation awards.

Amendment or Termination of the Plan

While our Board of Trustees may terminate or amend the Plan at any time, no amendment may adversely impair the rights of grantees with respect to outstanding awards. In addition, an amendment will be contingent on approval of our shareholders to the extent stated so by our Board of Trustees, required by law or if the amendment would increase the benefits accruing to participants under the Plan, materially increase the aggregate number of common shares that may be issued under the Plan, or materially modify the requirements as to eligibility for participation in the Plan.

Unless terminated earlier, the Plan will terminate in 2014, but will continue to govern unexpired awards.

Options

The Plan permits the granting of options to purchase common shares intended to qualify as incentive stock options under the Internal Revenue Code, referred to as incentive stock options, and stock options that do not qualify as incentive stock options, referred to as nonqualified stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our common shares on the date of grant. If we were to grant incentive stock options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of our common shares on the date of grant. We may grant options in substitution for options held by employees of companies that we may acquire.

The term of each stock option is fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged without shareholder approval.

In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering common shares (which if acquired from us have been held by the optionee for at least six months) or by means of a broker-assisted cashless exercise. Stock options granted under the Plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

Other Awards

The compensation committee may also award under the Plan:

•	common shares subject to restrictions;
•	common share units, which are the conditional right to receive a common share in the future, subject to restrictions and to a risk of forfeiture;
•

unrestricted common shares, in lieu of cash bonuses or in addition to any other cash compensation, which are common shares issued at no cost or for a purchase price determined by the Compensation Committee which are free from any restrictions under the Plan;

•	dividend equivalent rights entitling the grantee to receive credits for dividends that would be paid if the grantee had held a specified number of common shares;
•

a right to receive a number of common shares or, in the discretion of the Compensation Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee; and

•	performance and annual incentive awards, ultimately payable in common shares or cash, as determined by the Compensation Committee.

The Compensation Committee may grant multi-year and annual incentive awards subject to achievement of specified performance goals tied to business criteria described below.

Section 162(m) of the Internal Revenue Code limits publicly held companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer and the four highest compensated executive officers other than the chief executive officer, as determined at the end of each year, referred to as covered employees. However, performance-based compensation is excluded from this limitation. The Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), but it is not required under the plan that awards qualify for this exception.

Business Criteria

The Compensation Committee will use one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total shareholder return and earnings per share criteria), in establishing performance goals for awards intended to comply with Section 162(m) of the Internal Revenue Code granted to covered employees:

•	total shareholder return;
•	total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index;
•	net income;
•	pretax earnings;
•	earnings before interest expense, taxes, depreciation and amortization;
•	pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;
•	operating margin;
•	earnings per share;
•	return on equity;
•	return on capital;
•	return on investment;
•	operating earnings;
•	working capital;
•	ratio of debt to shareholders' equity;

•	revenue;
•	funds from operations; and
•	acquisitions.

Adjustments for Stock Dividends and Similar Events

The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the Plan, including the individual limitations on awards, to reflect common share dividends, share splits, spin-off and other similar events.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive relative to the compensation paid to similarly-situated executives at comparable publicly-traded REITs. The program is designed to reward both short- and long-term performance, with the intention of aligning the interests of our senior executives and those of our shareholders. To that end, we believe that the compensation packages we provide to our named executive officers should include both cash and share-based incentive compensation that rewards performance as measured, in large part, against corporate and individual goals that we believe will enhance shareholder value over the long term.

We believe that the overall compensation of our senior executives primarily should reflect their accomplishments as a management team in achieving established key operating objectives. We also believe that the achievement of these key objectives will ultimately enhance shareholder value as reflected in an increased market price of our shares. We believe that the compensation of our senior executives should not be based on the short-term performance of our shares, whether favorable or unfavorable. In this regard, the restricted shares and share options historically granted to our senior executives vest over a service period ranging from three to five years. We believe that the long-term price of our shares will reflect our operating performance, which is indicative of the management of our company by our senior executives. Our senior executives also are subject to the downside risk of a decrease in the value of their compensation in the event that the price of our common shares decline.

The Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) of the Board of Trustees has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy as applied to our “named executive officers”. For more information related to the processes and procedures of the Committee in determining the compensation for our named executive officers, including the role of any executive officer in this process, see “Information Regarding Corporate Governance and Board and Committee Meetings – Board Committees – Compensation Committee,” above.

Peer Group and Benchmarking

In making compensation decisions, the Committee may from time to time consider a comparison of our company’s compensation programs and performance to certain peer group companies. This peer group consists of the following companies, which was selected by our company in 2007 upon receiving advice from an outside compensation consultant: Kimco Realty Corporation; Federal Realty Investment Trust; Developers Diversified Realty Corporation; Acadia Realty Trust; Regency Centers Corporation; Weingarten Realty Investors; Inland Real Estate Corporation; Cedar Shopping Centers, Inc.; Ramco-Gershenson Properties Trust; and Equity One, Inc. (the “Peer Group”). In 2008, the Committee considered a comparison of our named executive officers’ base salaries compared to the salaries of similarly-situated executives at companies in the Peer Group, as discussed below. The Committee also considered information gleaned from a NAREIT Compensation Survey. In addition, when making equity compensation decisions, the Committee also compares the total return on investment of our common shares to that of the return on an investment in the NAREIT All Equity Index and the Standard & Poor's 500 Stock Index.

Components of Executive Compensation

The following describes the components of compensation that form the basis for the Committee’s compensation decisions for 2008 performance, including why we pay each component and how the Committee determined the amounts to pay our named executive officers.

Base Salaries

Base salaries are intended to provide our named executive officers with a fixed and certain amount of compensation for services provided. The Committee determines the base salary level of our named executive officers by evaluating, among other things, the responsibilities of the position held, the experience of the individual and the base salaries of similarly-situated employees in the Peer Group. Base salaries for named executive officers typically are established in the first quarter of the year and made effective as of April 1 of that year.

Each of our named executive officers has an employment agreement with us. Each employment agreement prohibits the executive’s base salary from being reduced by us during the term of the agreement. Thus, each named executive officer’s prior year’s salary effectively serves as a minimum requirement for the named executive officer’s salary for the ensuing year. The Committee has complete discretion to determine whether an increase in a named executive officer’s base salary is merited.

The Committee approved base salaries for our named executive officers in the following amounts:

Name	Title	2007 Base Salary	2008 Base Salary (2)	2009 Base Salary (3)

Alvin E. Kite, Jr (1)	Former Chairman of the Board	$150,000	$300,000	$—
John A. Kite	Chairman of the Board and Chief Executive Officer	$362,250	$450,000	$459,000
Thomas K. McGowan	President and Chief Operating Officer	$304,000	$350,000	$359,000
Daniel R. Sink	Executive Vice President and Chief Financial Officer	$252,000	$300,000	$309,000

____________________
(1)	Mr. Kite retired on December 3, 2008.

(2)

Upon the recommendation of an outside compensation consultant, the Committee approved increases over 2007 salaries for Messrs. John A. Kite, McGowan and Sink as part of a multi-year strategy to position the base salaries of our named executive officers near the mid-point of the companies in the Peer Group. As noted below, the base salary for Mr. Alvin E. Kite was increased to an amount equal to his aggregate salary and bonus for the years 2006 and 2007 with the expectation that no annual bonus would be paid to Mr. Kite in the future.

(3)

Effective March 1, 2009, the $9,000 annual auto allowance for each of the named executive officers was eliminated and the base salary of each individual was increased by the same amount. Otherwise, no increases in the base salaries of any named executive officer were approved for 2009.

The 2008 over 2007 base salary increases set forth above were made by the Committee principally to bring the salaries of our named executive officers more in line with the salaries of similarly-situated executives at companies in the Peer Group. Accordingly, the Committee viewed the increases for Messrs. John A. Kite, McGowan and Sink as an important retention tool. Following these increases, we believe the base salaries of these named executive officers are more in line with the base salaries of similarly-situated executives at companies in the Peer Group.

With respect to Mr. Alvin E. Kite, Jr., the Committee determined to increase Mr. Kite’s 2008 base salary to $300,000 per year, which equals the amount Mr. Kite has received in aggregate salary and bonus for 2006 and 2007, with the expectation that no annual bonus will be paid to Mr. Kite in the future. Accordingly, Mr. Kite, who retired on December 3, 2008, did not receive an annual bonus for 2008.

Discretionary Bonuses Based on Performance Guidelines and Other Considerations

Discretionary Cash Bonuses

The Committee approved discretionary cash bonuses for our named executive officers with respect to 2008 performance. The Committee believes that these discretionary cash bonuses, and the prospects of receiving one, serve to motivate and reward our named executive officers. The amount of each named executive officer’s bonus was at the discretion of the Committee and the amounts paid were based on a number of objective and subjective factors, including the overall performance of our company, particularly as it relates to our Funds From Operations (FFO) and the consummation of certain acquisitions and development starts (as discussed below). For 2008, the Committee also took into account the efforts undertaken by our management team to generate liquidity in a severely capital-constrained environment.

2008 Performance Guidelines and Other Considerations

In early 2008, the Committee determined that, in considering whether to pay discretionary cash bonuses for 2008 performance, the Committee would particularly focus on (i) our company’s FFO per share, a widely-accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, and (ii) the successful consummation of certain qualifying acquisitions and/or development projects. In considering these performance guidelines with respect to our named executive officers, the Committee placed the most significance on our annual FFO results, followed by qualifying development projects and, finally, accretive acquisitions. The Committee believes that placing more importance on FFO is appropriate because (i) the measure is easily calculated and (ii) it is consistent with the Committee’s view that Messrs. John A. Kite, McGowan and Sink are principally accountable for our company's financial performance as a whole and, to a lesser degree, for effecting successful acquisitions and development projects.

In early 2008, the Committee established an FFO goal of $1.26 per share to $1.39 per share or higher. With respect to acquisitions, the Committee established a goal of consummating acquisitions with an aggregate value ranging from $45 million to $91 million or higher. In order for an acquisition to have been counted toward reaching the goal, it must have been projected to be accretive to our earnings in the second year after the acquisition. For development project starts, the Committee established a goal of obtaining $75 million to $121 million or higher in aggregate development project starts. In making its bonus determinations, the Committee considered the extent to which, if at all, a goal was achieved. For example, if FFO was achieved at an amount above $1.39 per share, the Committee might determine to award higher bonuses than if FFO was achieved at a lower level (to the extent the Committee determined to award bonuses at all). For 2008, neither the FFO nor the acquisition goal was achieved, while the development project start guideline was achieved within the range considered by the Committee.

In addition to the specific performance guidelines set forth above, the Committee also considered other factors in making bonus determinations. In particular, the Committee considered the extremely difficult economic conditions in the United States during 2008, including the challenges faced by many of our retail tenants and peer REITs. These economic conditions, coupled with the turmoil in the financial markets and the general unavailability of financing, required the named executive officers to focus heavily on capital preservation and the successful execution of our capital and financing strategy, as opposed to making acquisitions and consummating development starts. The Committee considered that we successfully completed certain financing and capital raising activities during 2008, including raising new capital through the execution of new loans and the issuance of our common shares, which adversely affected our FFO per share. The Committee also noted that we were successful in refinancing and/or extending the maturity date with respect to a significant portion of our company’s debt, and that we were successful in implementing certain internal cost controls. The Committee believes that Messrs. John A. Kite, McGowan and Sink, given their responsibility for our financial condition, were instrumental in effecting these transactions.

2008 Discretionary Bonus Determinations

After reviewing and considering the performance guidelines and other factors described above, the Committee awarded cash bonuses to the named executive officers on an individual-by-individual basis. The cash bonuses paid to the named executive officers were as follows: Mr. John A. Kite: $135,000, representing 30% of his base salary; Mr. McGowan: $84,000, representing 24% of his base salary; and Mr. Sink: $60,000, representing 20% of his base salary. These cash bonuses are significantly lower than the bonuses paid to these officers in the previous year, principally due to the Committee’s recognition that our operating results were lower in 2008 than in 2007.

In the case of Alvin E. Kite, Jr., Mr. Kite retired on December 3, 2008 and did not receive a bonus with respect to 2008.

Grant of Share-Based Incentive Compensation Awards

Types of Awards and Grant Procedures

All share-based compensation awards are granted by the Committee. The grant date of such awards is established when the Committee approves the grant and all key terms have been determined. In some cases, the Committee may select a future date as the grant date, so that the effective date of the grant is after the release of an earnings announcement or other material news. For example, this year the Committee approved grants of share options on February 16, 2009, but since we were scheduled to release earnings on February 19, 2009, the Committee set a grant date of February 23, 2009, so that the option price would reflect a fully-informed market price for our common shares. Consistent with the terms of our 2004 Equity Incentive Plan, the Board established the exercise price of these share options based on the closing market price of our common stock on the NYSE on the date preceding the date of grant. The Committee may from time to time authorize the Chief Executive Officer to approve award grants to lower level employees. Any such grants are ratified by the Committee.

Equity Awards

2008 Share Option Awards

On February 16, 2009, the Committee approved an award of share options to Messrs. John A. Kite, McGowan and Sink in the following amounts: Mr. John A. Kite: 120,000 options; Mr. McGowan, 80,000 options; and Mr. Sink, 54,000 options. The share options, which are not subject to any performance criteria, will vest ratably over a period of five years contingent on continued service by the officer through the applicable vesting date. The number of share options granted was determined at the discretion of the Committee, taking into account, among other things, the value of each option under the Black Scholes valuation model. The exercise price of each option is $3.56, the closing price of our common shares on the date preceding the date of grant. The Committee determined to make these equity grants to the named executive officers both as a retention tool and to serve as incentive to execute our short and long-term business plans in light of the very challenging current economic conditions.

2008 Awards Relating to 2007 Performance

As previously disclosed in our definitive proxy statement relating to our 2008 annual meeting, in early 2008 the Committee made certain equity grants to the named executive officers in connection with the performance of our Company and the particular officer during 2007. These awards are disclosed in the “Grants of Plan-Based Awards in 2008” below. Specifically, as described in footnote one to the “Grants of Plan-Based Awards in 2008”, in February 2008, the restricted share portion issued for 2007 performance was issued and the named executive officers received the following number of shares: Mr. John Kite: 22,729 restricted shares; Mr. McGowan: 15,285 restricted shares; and Mr. Sink: 10,179 restricted shares. In addition, as described in footnote two to the “Grants of Plan-Based Awards in 2008”, the Committee in February 2008 approved a discretionary restricted share grant to each of the named executive officers equal to 30% of the value of their 2007 bonus that was paid in restricted shares, resulting in the following additional restricted shares being issued: Mr. John Kite: 6,819 restricted shares; Mr. McGowan: 4,585 restricted shares; and Mr. Sink: 3,053 restricted shares. Finally, as described in footnote three to the “Grants of Plan-Based Awards in 2008”, in March 2008, share options were granted to each of our named executive officers under our long-term incentive plan in the following amounts: Mr. John Kite: 202,657 share options; Mr. McGowan:136,280 share options; and Mr. Sink: 90,755 share options. The exercise price of each option is $12.29, the closing price on March 6, 2008, the day preceding the date of the grants. There were no share options or restricted shares granted in 2009 under the long-term incentive plan.

Change of Control Benefits

Change of control provisions in our named executive officers’ employment agreements allow an executive to terminate his employment agreement with us upon a change in control, triggering a payment and an acceleration of certain rights. For a description of the material terms and conditions of these agreements, see “Potential payments upon termination or change-in-control” below. The use of this mechanism reflects our desire that the named executive officers have the opportunity to fully recognize the value of their equity awards at the time of a change in control to the same extent as our shareholders. We also believe it can be an important retention incentive during what can often be an uncertain time for executives and provide such executives with additional monetary motivation to complete a transaction that our Board believes is in the best interests of our shareholders.

Other Compensation Plans and Personal Benefits

We maintain a defined contribution plan (the “401(k) Plan”). All of our full-time employees are eligible to participate in the 401(k) Plan and are permitted to contribute up to the maximum percentage allowable without exceeding the limits of Internal Revenue Code. All amounts deferred by a participant, as well as the contributions we make under the 401(k) Plan’s salary reduction feature vest immediately in the participant’s account. We may make “matching contributions” equal to a discretionary percentage of up to three percent of a participant’s salary. During 2008, we made “matching contributions” totaling $27,600 to the named executive officers.

We periodically provide certain benefits to our executive officers that we feel are important to attract and retain talented executives. These benefits included the following in 2008: payments related to health care and life insurance premiums, and an automobile allowance (although the Committee determined in early 2009 to eliminate the automobile allowance for 2009 and future years for our named executives). Effective March 1, 2009, this auto allowance of $9,000 annually was incorporated into the base salary of each of our named executives. These benefits provided to our named executive officers in 2008 are described in the Summary Compensation Table, below. We do not offer defined benefit pension or supplemental executive retirement plans to any of our employees.

Tax Limits on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million, paid to the chief executive officer or any of its three other most highly compensated executive officers (excluding the chief financial officer) for any fiscal year, who are referred to as “covered employees” under Section 162(m). Certain “performance-based compensation” is excluded from this $1 million cap. We believe, however, that because of our structure, we do not have “covered employees” whose compensation is subject to the $1 million deduction limit under Section 162(m). Since we qualify as a REIT under the Internal Revenue Code and are generally not subject to Federal income taxes, if compensation were required to (but did not) qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of Section 162(m) would not have a material adverse consequence to us, provided we continue to distribute 100% of our taxable income. A larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although we will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, we nevertheless reserve the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Trustees has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference to our company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Respectfully submitted,

The Compensation Committee of the Board of Trustees

WILLIAM E. BINDLEY (Chairman)
EUGENE GOLUB
MICHAEL L. SMITH
DARELL E. ZINK, Jr.

The Compensation Committee Report does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board of Trustees are William E. Bindley, Eugene Golub, Michael L. Smith, and Darell E. Zink, Jr., each of whom is an independent trustee. None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Trustees or the Compensation Committee. Accordingly, during 2008 there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

The Compensation Committee Report does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION OF EXECUTIVE OFFICERS AND TRUSTEES

The following tables contain certain compensation information for our named executive officers. Named executive officers consist of anyone who served as our Chief Executive Officer or Chief Financial Officer during 2008, and our other only two executive officers who earned at least $100,000 in total compensation during 2008, including Mr. Alvin E. Kite, Jr., who retired as Chairman of our Board of Trustees in December 2008.

Summary Compensation Table

The following table sets forth a summary of all compensation earned, awarded or paid in the fiscal year ended December 31, 2008, 2007 and 2006 to the named executive officers.

Name and Principal Position	Year	Salary (1)	Cash Bonus (2)	Stock Awards (3)		Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total

Alvin E. Kite, Jr., Former Chairman	2008	$237,500	$—	$(49,144	)(6)	$6,075	$—	$19,096	$213,527
	2007	$150,000	$—	$98,750		$30,000	$—	$18,013	$296,763
	2006	$150,000	$—	$27,500		$30,000	$—	$16,348	$223,848

John A. Kite, Chairman and Chief Executive Officer	2008	$428,125	$135,000	$194,340		$88,300	$—	$28,779	$874,544
	2007	$358,125	$—	$89,425		$40,000	$—	$25,935	$513,485
	2006	$340,000	$—	$29,792		$40,000	$—	$15,829	$549,821

Thomas K. McGowan, President and Chief Operating Officer	2008	$338,625	$84,000	$144,959		$62,480	$—	$28,779	$658,843
	2007	$300,875	$—	$73,689		$30,000	$—	$27,683	$432,247
	2006	$286,250	$—	$25,208		$30,000	$100,775	$24,629	$466,862

Daniel R. Sink, Executive Vice President and Chief Financial Officer	2008	$288,000	$60,000	$92,533		$41,630	$—	$28,779	$510,942
	2007	$249,000	$—	$45,267		$20,000	$—	$27,580	$341,847
	2006	$232,500	$—	$15,278		$20,000	$64,200	$24,461	$356,439

____________________
(1)

“Salary” column represents total salary earned in fiscal years ended December 31, 2008, 2007 and 2006. Effective March 1, 2009, the $9,000 annual auto allowance for each of the named officers was eliminated and the same amount was added to the base salary of each individual. There were no increases in the base salaries of any named executive officer for the year ended December 31, 2009.

(2)	Represents discretionary cash bonuses approved by the Committee related to 2008 performances.

(3)

The amounts in “Stock Awards” and “Option Awards” columns reflect the dollar amount recognized by us for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, as applicable, in accordance with SFAS 123(R) of equity awards issued pursuant to our Equity Incentive Plan, disregarding any estimates based on forfeitures relating to service-based vesting conditions (for each year, to the extent that the compensation cost of the awards granted was recognized in our consolidated financial statements contained in our Form 10-K for the relevant year). See also Footnote 6. Assumptions used in the calculation of these amounts are included in Footnote 3 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009.

(4)

The amounts in “Non-Equity Incentive Plan Compensation” column reflect the annual cash incentive awards paid to our named executive officers under our Bonus Plan in 2006. We did not pay any of our named executive officers annual cash incentive awards for 2007 or 2008 because all awards under the Bonus Plan in 2007 were paid in the form of restricted shares and bonuses paid for 2008 were discretionary (See Footnote (2)).

(5)	The amount shown in “All Other Compensation” column reflects for each named executive officer:

	•	the automobile allowance that we incurred for each named executive officer;
	•	the value of premiums paid pursuant to health insurance benefits provided by the Company;
	•	the value of premiums paid pursuant to life insurance benefits provided by the Company; and
	•	for Messrs. John A. Kite, McGowan and Sink only, matching contributions allocated by the Company pursuant to the 401(k) Plan.

The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites or benefits received by such named executive officer.

(6)

In accordance with the terms of Mr. Alvin E. Kite, Jr.’s employment agreement, upon retirement from the Board of Trustees in December 2008, the Company accelerated the vesting of his 20,951 previously unvested stock awards. In accordance with SFAS 123(R), when the vesting terms of an award are modified, as they were upon Mr. Kite’s retirement, any of the originally measured compensation cost related to the unvested awards was reversed and the Company recorded the fair value of the award on Mr. Kite’s retirement date.

Grant of Plan-Based Awards in 2008

The following table sets forth information concerning the grants of plan-based awards made to each named executive officer in the fiscal year ended December 31, 2008.

		All Other Stock Awards: Amount of Shares of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Full Grant Date Fair Value of Stock and Option Awards ($)
Name and Principal Position	Grant Date

Alvin E. Kite, Jr., Former Chairman	2/5/2008	11,765(1)			$150,000

John A. Kite, Chairman and Chief Executive Officer	2/12/2008	22,729(1)			$289,800
	2/12/2008	6,819(2)			$86,940
	3/7/2008		202,657(3)	$12.29	$260,820

Thomas K. McGowan, President and Chief Operating Officer	2/12/2008	15,285(1)			$194,880
	2/12/2008	4,585(2)			$58,464
	3/7/2008		136,280(3)	$12.29	$175,392

Daniel R. Sink, Executive Vice President and Chief Financial Officer	2/12/2008	10,179(1)			$129,780
	2/12/2008	3,053(2)			$38,934
	3/7/2008		90,755(3)	$12.29	$116,802

____________________
(1)

Represents restricted shares issued for 2007 performance on February 12, 2008, as previously disclosed in our proxy statement related to our 2008 Annual Meeting of Shareholders. The named executive officers received the following number of restricted shares (such shares being equal to the amount earned by the executive officer divided by the closing price of our common stock on February 11, 2008): Mr. John Kite received 22,729 restricted shares; Mr. McGowan received 15,285 restricted shares; and Mr. Sink received 10,179 restricted shares, all of which vest ratably over three years from the date of grant.

(2)

In addition to the grant discussed in Footnote 1 and as previously disclosed in our definitive proxy statement related to our 2008 Annual Meeting of Shareholders, the Compensation Committee in 2008 approved a discretionary compensation grant of restricted shares to each of our named executive officers. The amount of the grant for each named executive officer was equal to 30% of the value of the 2007 bonus that was paid to him in the form of restricted shares. Thus, on February 12, 2008, Messrs. John A. Kite, McGowan and Sink received additional grants of restricted stock with a value of $86,940, $58,464 and $38,934, respectively. These cash amounts for the named executive officers translated into the following additional number of restricted shares (such shares being equal to the dollar amount earned by the specific named executive officer divided by the closing price of our common stock on February 11, 2008): Mr. John A. Kite received 6,819 restricted shares; Mr. McGowan received 4,585 restricted shares; and Mr. Sink received 3,053 restricted shares. All of these restricted shares vest ratably over five years from the grant date.

(3)

As previously disclosed in our definitive proxy statement related to our 2008 Annual Meeting of Shareholders, the Committee approved an additional long-term equity incentive compensation award to three of the named executive officers in March 2008. This particular award was made for the first time in 2008 at the discretion of the Committee and was made in recognition of the Company’s 2007 performance. In particular, the Committee considered (i) the Company’s growth in FFO per share in comparison to the Peer Group in 2007 (in which the Company performed at the mid-point of the Peer Group), and (ii) the total return on an investment in our common shares in 2007 as compared to the return on an investment in the NAREIT All Equity Index and the S&P 500 Index. After considering these factors, the Committee awarded an aggregate long-term incentive award to each of Messrs. John A. Kite, McGowan and Sink equal to the amount of the bonus awarded to each such individual for 2007, or $289,800 to Mr. John A. Kite, $194,880 to Mr. McGowan and $129,780 to Mr. Sink. These awards were payable in restricted shares or share options, at the option of the recipient, with options being valued using a Black-Scholes valuation methodology. Each of the individuals elected to receive share options, and as a result Mr. Kite was awarded options to purchase 202,657 shares. Mr. McGowan was awarded options to purchase 136,280 shares, and Mr. Sink was awarded options to purchase 90,755 shares. These options have an exercise price of $12.29 (the closing price on March 6, 2008, the day preceding the date of the grants) and will vest ratably over five years.

Additional information related to Summary Compensation Table and Grant of Plan Based-Awards Table

Employment Agreements

As described below under “Potential payments upon termination or change-in-control”, we have entered into employment agreements with each of our named executive officers. The terms of each of these agreements, which were due to end December 31, 2008, include automatic one-year renewals unless either we or the officer elected not to renew the agreement. Each of these agreements was automatically renewed through December 31, 2009. Mr. Alvin E. Kite, Jr. retired from our Board of Trustees in December 2008, and in connection with such retirement his employment agreement terminated.

Under the agreements, the named executive officers are entitled to receive a minimum base salary, subject in each case to annual increases in the sole discretion of our Board of Trustees or a committee thereof. The provisions of the employment agreement do not permit the executive’s base salary to be reduced by us during the term of the agreement. Thus, each named executive officer’s prior year’s salary effectively serves as a minimum requirement for the named executive officer’s salary for the ensuing year. For a discussion of the increases in the named executive officers’ 2008 bases salaries, please refer to “Compensation Discussion and Analysis – Components of Executive Compensation – Base Salaries.”

In addition, in accordance with their respective employment agreement, each named executive officer participates in any group life, hospitalization, disability, health, pension, profit sharing and other benefit plans we have adopted or adopt in the future. Each named executive officer also received an annual automobile allowance of $9,000 in 2008. This allowance was eliminated in early 2009.

Discretionary Bonuses and Equity Awards

In 2008, each of the named executive officers (other than Mr. Alvin E. Kite, Jr.) received a discretionary cash bonus. Please refer to “Compensation Discussion and Analysis – Components of Executive Compensation – Discretionary Cash Bonuses” for a description of these bonuses, including the factors considered by the Committee in determining to award them. In addition, these same officers received equity awards in 2008. For a discussion of these awards, including such awards’ material terms and features, please see “Compensation Discussion and Analysis – Components of Executive Compensation – Grants of Share-Based Incentive Compensation Awards”, the “Summary Compensation Table” and the “Grants of Plan Based Awards in 2008 Table”, including the footnotes to such tables.

Modification of Equity Awards

In accordance with the terms of Mr. Alvin E. Kite, Jr.’s employment agreement, upon retirement from the Board of Trustees in December 2008, the Company accelerated the vesting of his 20,951 previously unvested stock awards. See Footnote six to the “Summary Compensation Table.”

Outstanding Equity Awards at Fiscal Year-End December 31, 2008

The following table sets forth the outstanding equity awards for each named executive officer as of December 31, 2008.

	Option Awards (1)				Stock Awards (2)

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Alvin E. Kite, Jr., Former Chairman	150,000	—	$13.00	3/3/2009
					—	—

John A. Kite, Chairman and Chief Executive Officer	173,333	26,667	$13.00	8/16/2014
	—	202,657	$12.29	3/7/2018
					37,634	$209,245

Thomas K. McGowan, President and Chief Operating Officer	130,000	20,000	$13.00	8/16/2014
	—	136,280	$12.29	3/7/2018
					26,501	$147,346

Daniel R. Sink, Executive Vice President and Chief Financial Officer	86,667	13,333	$13.00	8/16/2014
	—	90,755	$12.29	3/7/2018
					17,403	$96,761

____________________
(1)

Option awards vest over five years and expire ten years from the grant date. 20% of the options vested on the one-year anniversary of the grant date (August 16, 2005) and the remaining options vest ratably over the next 48 months.

(2)

Represents restricted share awards granted prior to January 1, 2009, all of which vest ratably over three to five years beginning on the first anniversary date of the grant and are not subject to any performance criteria.

(3)	Based on the closing share price on December 31, 2008 of $5.56.

Stock Vested in 2008

The following table sets forth the amounts and value of restricted stock that vested during 2008 for each named executive officer.

	Stock Awards (1)

Name and Principal Position	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)

Alvin E. Kite, Jr., Former Chairman	26,483 (3)	$151,326

John A. Kite, Chairman and Chief Executive Officer	5,058	$73,388

Thomas K. McGowan, President and Chief Operating Officer	4,175	$55,356

Daniel R. Sink, Executive Vice President and Chief Financial Officer	2,607	$34,569

____________________
(1)

On February 9, 2006 and February 23, 2007, the named executive officers received the following amount of restricted shares: Alvin E. Kite, Jr. received 5,629 and 10,965 restricted shares, respectively; John A. Kite received 6,098 and 9,079 restricted shares, respectively; Thomas K. McGowan received 5,159 and 7,367 shares, respectively; and Daniel R. Sink received 3,127 and 4,693 shares, respectively. These restricted shares vest ratably over 3 years beginning on the first anniversary of the grant date.

(2)	Value realized on vesting was determined using the closing price of the Company’s common shares on the respective date that the restricted shares vested.

(3)

In accordance with the terms of Mr. Alvin E. Kite’s employment agreement, upon retirement from the Board of Trustees in December 2008, the Company accelerated the vesting of his 20,951 previously unvested equity awards. In accordance with SFAS 123(R), when the vesting terms of an award are modified, as they were upon Mr. Kite’s retirement, any of the originally measured compensation cost related to the unvested awards was reversed and the Company recorded the fair value of the award on Mr. Kite’s retirement date. As such, the value of his awards was $3.72, which was the closing price of the Company’s common shares on the date of Mr. Kite’s retirement.

Potential payments upon termination or change-in-control

Various Termination Events

The following discussion summarizes the amounts that we may be required to pay our named executive officers in connection with the following termination events: (i) death or disability of the named executive officer; (ii) termination by us without “cause” or by the executive for “good reason” (which such definitions include a “change in control” of the Company); and (iii) the non-renewal of a named executive officer’s employment agreement. The potential payments to our named executive officers will vary depending on which one of these termination events occur.

Death or Disability

In the event any named executive officer’s employment agreement is terminated for disability or death, he or the beneficiaries of his estate (as applicable) will receive (i) any accrued and unpaid salary; (ii) any earned but unpaid bonus for the prior year; (iii) a pro rated bonus for the year of termination (equal to the target bonus for that year); and (iv) all unvested equity awards shall immediately vest and become fully exercisable.

Termination by us for "Cause" or by the named executive officer without “Good Reason"

If we terminate any named executive officer’s employment agreement for “cause” or an executive terminates his employment agreement without “good reason,” the executive will only receive (i) any accrued and unpaid salary; (ii) any earned but unpaid bonus for the prior year; and (iii) any unpaid bonus earned as of the date of termination for the year of termination.

Termination by us without "Cause" or by the named executive officer for "Good Reason”

If we terminate any named executive officer without “cause” or an executive terminates his employment for “good reason,” the executive will have the right to receive (i) any accrued and unpaid salary; (ii) any earned but unpaid bonus for the prior year; (iii) a pro rated bonus for the year of termination (equal to the target bonus for that year), (iv) continued medical benefits for one year; (v) a cash payment equal to three times (two times with respect to Mr. Sink) the sum of his annual salary as of the date of the termination event and the average bonus earned for the prior three calendar years (prior two calendar years with respect to Mr. Sink); (vi) all unvested equity awards shall immediately vest and become fully exercisable; and (vii) in the case of a change in control only, a payment in an amount sufficient to make him whole for any excise tax imposed on payments made contingent on a change in control under Section 4999 of the Internal Revenue Code.

Definitions of “cause”, “good reason” and “change in control”

Each of the employment agreements defines “cause” as an executive’s (i) conviction for a felony; (ii) commission of an act of fraud, theft or dishonesty related to his duties; (iii) willful and continuing failure or habitual neglect to perform his duties; (iv) material violation of confidentiality covenants or non-competition agreement; or (v) willful and continuing breach of the employment agreement.

Each of the employment agreements defines “good reason” as (i) a change in control of our Company; (ii) a material reduction in the executive’s authority, duties and responsibilities or the assignment to him of duties inconsistent with his position; (iii) a reduction in the executive’s annual salary that is not in connection with a reduction of compensation applicable to senior management employees; (iv) our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the employment agreement; (v) our material and willful breach of the employment agreement; or (vi) our requirement that the executive’s work location be moved more than 50 miles from our principal place of business in Indianapolis, Indiana.

Each of the employment agreements defines “change in control” generally as (i) the dissolution or liquidation of our Company; (ii) the merger, consolidation, or reorganization of our Company in which we are not the surviving entity or immediately following which the persons or entities who were owners of voting securities of us immediately prior to the transaction do own more than 50% of the voting securities of the surviving entity immediately thereafter; (iii) a sale of all or substantially all of our assets; (iv) any transaction that results in any person or entity or “group” (other than persons who are our shareholders or affiliates immediately prior to the transaction) owning 30% or more of the combined voting power of our stock; or (v) individuals who, as of the date of the employment agreement, constitute our incumbent board of directors cease to constitute at least a majority of the our board.

Non-renewal of Employment Agreement

If we elect not to renew any named executive officer’s employment agreement, the executive will receive from us (i) a cash payment equal to one times the sum of his annual salary as of the date of expiration of the employment agreement and (ii) the average bonus earned for the prior three calendar years (prior two calendar years with respect to Mr. Sink).

Quantification of Benefits under the Termination Events

The tables below set forth the amount that we would be required to pay each of the named executive officers under the termination events described above.

Mr. Alvin E. Kite, Jr.:

In accordance with the terms of Mr. Alvin E. Kite, Jr.’s employment agreement, upon retirement from the Board of Trustees in December 2008, the Company accelerated the vesting of his 20,951 previously unvested equity awards. The value realized by Mr. Kite upon the vesting of these awards was $77,940, which was based on a price per share of $3.72, the closing price of the Company’s common shares on the date of Mr. Kite’s retirement. On March 31, 2009, the Company entered into a consulting agreement with Mr. Kite, pursuant to which he has agreed to provide consulting services to the Company through December 31, 2013. He will be paid $100,000 per year for such services, plus reimbursement for certain health insurance costs. If the Company terminates the agreement other than for “cause”, the Company is obligated pay to Mr. Kite an amount equal to (i) the aggregate cash compensation that would otherwise be payable as an annual fee through the end of the term of the agreement (December 31, 2013), (ii) any expenses incurred by Mr. Kite prior to the termination for which the Company is obligated to reimburse him as provided under the agreement and (iii) certain health insurance costs incurred or to be incurred by Mr. Kite through the end of the term of the agreement.

John A. Kite:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Change-in-Control) on 12/31/2008		For Cause or Without Good Reason Termination on 12/31/2008		Death or Disability on 12/31/2008		Non-Renewal of Employment Agreement

Bonus Earned in 2008 but not yet Paid	$135,000	(1)	$135,000	(1)	$135,000	(1)	$—
Accelerated Vesting of Non-Vested Equity Awards	209,245	(2)	—		209,245	(2)	—
Medical Benefits	14,074		—		—		—
Cash Severance	2,423,748	(3)	—		—		703,380

Total	$2,782,067		$135,000		$344,245		$703,380

(1)	The named executive officer would receive earned but unpaid salary and bonus. Represents amount of discretionary bonus awarded to the named executive officers for fiscal year 2008.

(2)

Amount calculated as the number of shares of stock that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2008 Table) multiplied by our closing stock price of $5.56 on December 31, 2008. The number of securities underlying unvested and unexercised options that are unexercisable were excluded from the calculation as their exercise price was less than our closing stock price on December 31, 2008.

(3)	Amount includes any excise tax amount that we would be required to pay the individual upon a change-in-control under Section 4999 of the Internal Revenue Code.

Thomas K. McGowan:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Change-in-Control) on 12/31/2008		For Cause or Without Good Reason Termination on 12/31/2008		Death or Disability on 12/31/2008		Non-Renewal of Employment Agreement

Bonus Earned in 2008 but not yet Paid	$84,000	(1)	$84,000	(1)	$84,000	(1)	$—
Accelerated Vesting of Non-Vested Equity Awards	147,346	(2)	—		147,346	(2)	—
Medical Benefits	14,074		—		—		—
Cash Severance	1,827,069	(3)	—		—		528,298

Total	$2,072,488		$84,000		$231,346		$528,298

____________________
(1)	The named executive officer would receive earned but unpaid salary and bonus. Represents amount of discretionary bonus awarded to the named executive officers for fiscal year 2008.

(2)

Amount calculated as the number of shares of stock that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2008 Table) multiplied by our closing stock price of $5.56 on December 31, 2008. The number of securities underlying unexercised options that are unexercisable were excluded from the calculation as their exercise price was less than our closing stock price on December 31, 2008.

(3)	Amount includes any excise tax amount that we would be required to pay the individual upon a change-in-control under Section 4999 of the Internal Revenue Code.

Daniel R. Sink:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Change-in-Control) on 12/31/2008		For Cause or Without Good Reason Termination on 12/31/2008		Death or Disability on 12/31/2008		Non-Renewal of Employment Agreement

Bonus Earned in 2008 but not yet Paid	$60,000	(1)	$60,000	(1)	$60,000	(1)	$—
Accelerated Vesting of Non-Vested Equity Awards	96,761	(2)	—		96,761	(2)	—
Medical Benefits	14,074		—		—		—
Cash Severance	1,045,080	(3)	—		—		414,357

Total	$1,215,914		$60,000		$156,761		$414,357

____________________
(1)	The named executive officer would receive earned but unpaid salary and bonus. Represents amount of discretionary bonus awarded to the named executive officers for fiscal year 2008.

(2)

Amount calculated as the number of shares of stock that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2008 Table) multiplied by our closing stock price of $5.56 on December 31, 2008. The number of securities underlying unexercised options that are unexercisable were excluded from the calculation as their exercise price was less than our closing stock price on December 31, 2008.

(3)	Amount includes any excise tax amount that we would be required to pay the individual upon a change-in-control under Section 4999 of the Internal Revenue Code.

Non-Competition Agreement

In addition to the employment agreements, each of the named executive officers have entered into noncompetition agreements with us. With respect to Messrs. John A. Kite and McGowan, the noncompetition agreements contain covenants not to compete for a period that is the longer of either (i) the three-year period beginning August 14, 2004 or (ii) the period of the executive’s employment plus an additional one-year period. With respect to Mr. Sink, the noncompetition agreement covers the period of his employment plus an additional one-year period. The noncompetition agreements also contain a nonsolicitation covenant that applies to employees and independent contractors. With respect to Messrs. John A. Kite and McGowan, the nonsolicitation covenant lasts for a period that is the longer of either (i) the three-year period beginning August 14, 2004 or the period of the executive’s employment plus an additional two-year period. With respect to Mr. Sink, the nonsolicitation covenant lasts for a period of his employment plus an additional two-year period.

Trustee Compensation

The members of our Board of Trustees who are also our employees do not receive any additional compensation for their services on the Board. We pay our non-employee trustees $1,000 per board or committee meeting and we reimburse them for their reasonable business expenses incurred in connection with their attendance at board meetings. Non-employee trustees receive a $25,000 annual retainer and non-employee trustee committee chairs are paid an additional annual retainer ranging from $5,000 to $10,000. Our lead independent trustee also receives a $10,000 annual retainer. In addition, each of these trustees received, upon initial election to our board, 3,000 restricted shares that vest one year from the date of grant, and receive annually each year after their initial election, restricted shares with a value of $15,000.

From May 2005 through June 2006, one-half of the $25,000 annual retainer was paid in cash and one-half was paid through the issuance of our common shares under our 2004 Equity Incentive Plan. In June 2006, the Board of Trustees adopted the Trustee Deferred Compensation Plan (the “Trustee Plan”), which provides a deferred compensation arrangement for non-employee trustees of the Company. Under the Trustee Plan, each non-employee trustee may elect to defer eligible fee and retainer compensation until such time as the trustee’s participation on the Board of Trustees is terminated. Compensation which is deferred vests immediately and is credited as a number of deferred share units (“share units”) to an individual account for each trustee. A share unit represents an unfunded right to receive one of the Company’s common shares at a future date. Share units are credited with dividend equivalents to the extent dividends are paid on the Company’s common shares.

Messrs. Golub, Smith, and Zink, Jr. elected to receive share units and, accordingly, we credited their accounts during 2008 with 5,128, 2,546, and 3,596 share units, respectively.

In order to ensure that all non-management trustees hold meaningful equity ownership positions in the Company, our Board of Trustees has established guidelines for non-management trustees regarding ownership of our common shares. According to these guidelines, each non-management trustee should own common shares with a value equal to approximately four times the annual retainer paid to trustees and should achieve this share ownership level within five years after being appointed to the Board (or by February 10, 2010 in the case of persons who were trustees on the date the guidelines were adopted).

The following table provides information on the compensation of our trustees for the fiscal year ended December 31, 2008. Mr. Alvin E. Kite, Jr. and Mr. John A. Kite received no separate compensation for their services as trustees of the Company; for information related to their compensation, please refer to “Summary Compensation Table.”

Name	Fees Earned or Paid in Cash	Stock Awards (1)		Total

William E. Bindley	$47,011	$33,174	(2)	$80,185

Dr. Richard A. Cosier	$29,511	$33,174	(2)	$62,685

Eugene Golub	$67	$55,496	(3)	$55,563

Gerald L. Moss	$33,511	$33,174	(2)	$66,685

Michael L. Smith	$40,511	$37,239	(2)	$77,750

Darell E. Zink, Jr.	$3,006	$18,404	(4)	$21,410

____________________
(1)

The amounts in “Stock Awards” column reflect the dollar amount recognized by us for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123(R), of these equity awards granted pursuant to the Equity Incentive Plan, disregarding any estimates based on forfeitures to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Footnote 3 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2008.

(2)	The grant date fair value for stock awards granted in fiscal year 2008 calculated in accordance with SFAS 123(R) was $27,489.

(3)	The grant date fair value for stock awards granted in fiscal year 2008 calculated in accordance with SFAS 123(R) was $49,808.
(4)	The grant date fair value for stock awards granted in fiscal year 2008 calculated in accordance with SFAS 123(R) was $18,404.

Outstanding Trustee Equity Awards at Fiscal Year-End December 31, 2008

The following table provides information on the aggregate number of stock awards outstanding as of the fiscal year ended December 31, 2008 for each of the trustees included in the Trustee Compensation Table set forth above.

Name	Restricted Share Awards Vested during 2008 (#)	Unvested Restricted Share Awards Outstanding as of December 31, 2008 (#)	Total

William E. Bindley	1,691	1,223	2,914

Dr. Richard A. Cosier	1,691	1,223	2,914

Eugene Golub(1)	750	—	750

Gerald L. Moss	1,691	1,223	2,914

Michael L. Smith(1)	750	—	750

Darell E. Zink, Jr.(1)	—	—	—

____________________
(1)

As discussed above under “Trustee Compensation,” each trustee receives an annual restricted share grant with a value of $15,000. Messrs. Golub, Smith and Zink elected to receive their annual grant in share units. As described above, deferred share units are not subject to vesting and therefore are not included in the table above.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common shares that may be issued under all of our existing equity compensation plans as of December 31, 2008.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by shareholders	1,373,431	13.05	365,485
Equity compensation plans not approved by shareholders	—	N/A	—

Total	1,373,431	13.05	365,485

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of Messrs. Smith, Cosier, Moss, and Zink. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Trustees.

One of the principal purposes of the Audit Committee is to assist the Board of Trustees in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008 with our management.

The Audit Committee also is responsible for assisting the Board of Trustees in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by Statement on Auditing Standards No. 114.

The Audit Committee has received both the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and had discussed with Ernst & Young LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees that our audited financial statements for 2008 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Trustees

MICHAEL L. SMITH (Chairman)
DR. RICHARD A. COSIER
GERALD L. MOSS
DARELL E. ZINK, JR.

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common shares and units of limited partnership interest of Kite Realty Group, L.P., which we refer to as the operating partnership, as of March 20, 2009, the record date by (a) each of our trustees, (b) each of our named executive officers, (c) all of our trustees and executive officers as a group, and (d) each person known to us to be the beneficial owner of more than five percent of our common shares. Operating partnership units are redeemable for an equal number of our common shares or cash, at our election, beginning one year after the date of issuance. Unless otherwise indicated, all shares and operating partnership units are owned directly and the indicated person has sole voting and dispositive power with respect to such shares or operating partnership units. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the address of each person listed below is c/o Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204.

Name and Principal Position	Number of Shares and Units Beneficially Owned	% of All Shares (1)	% of All Shares and Units (2)

Alvin E. Kite, Jr. (3)	4,417,723	11.75%	10.46%
John A. Kite (4)	3,310,647	8.97%	7.79%
Thomas K. McGowan (5)	1,714,297	4.79%	4.04%
Daniel R. Sink (6)	199,166	*	*
William E. Bindley	61,899	*	*
Eugene Golub (7)	58,918	*	*
Gerald L. Moss	25,599	*	*
Michael L. Smith	21,248	*	*
Darell E. Zink, Jr.	16,523	*	*
Dr. Richard A. Cosier	8,238	*	*

All trustees and executive officers as a group (10 persons) (8)	9,052,759	21.44%	21.11%
More than Five Percent Beneficial Owners
T. Rowe Price Associates, Inc.(9)	3,193,939	9.34%	7.56%
The Vanguard Group, Inc.(10)	2,572,193	7.52%	6.09%
Columbia Wanger Asset Management, L.P.(11)	2,213,000	6.47%	5.24%
Stichting Pensioenfonds ABP(12)	2,019,190	5.91%	4.78%
AEW Capital Management, L.P.(13)	1,795,000	5.25%	4.25%
Kennedy Capital Management, Inc.(14)	1,781,120	5.21%	4.22%

____________________
*	Less than 1%

(1)

The total number of shares deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 34,187,241 common shares outstanding as of March 20, 2009, (b) the number of common shares that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of March 20, 2009, and (c) the number of common shares issuable to such person(s) upon redemption of limited partnership units owned by such person(s). All limited partnership units held by the named persons are currently redeemable

(2)

The total number of shares and units deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 34,187,241 common shares outstanding as of March 20, 2009, (b) 8,052,479 limited partnership units outstanding as of March 20, 2009 (other than such units held by us), and (c) the number of common shares that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of March 20, 2009.

(3)

Includes 734,257 common shares and 2,368,096 limited partnership units owned directly by Alvin E. Kite, Jr., 91,402 common shares owned by Alvin E. Kite, Jr.’s spouse, 160,000 common shares held jointly with John A. Kite through a limited liability company, 18,500 common shares held in an irrevocable trust, 192,307 limited partnership units held by an irrevocable trust for the benefit of Alvin E. Kite, Jr.’s son, 99,636 limited partnership units held by a grantor retained annuity trust, 65,688 limited partnership units held by a grantor retained annuity trust, 47,837 limited partnership units held by a grantor retained annuity trust, and 640,000 limited partnership units held jointly with John A. Kite through a limited liability company. Of the shares and units included as beneficially owned by Mr. Alvin E. Kite, Jr., 2,094,898 are pledged to secure indebtedness owed by Mr. Alvin E. Kite, Jr. or his affiliates.

(4)

Includes 419,446 common shares (23,634 of which are restricted subject to time vesting) and 1,586,064 limited partnership units owned directly by John A. Kite, 10,000 common shares owned by John A. Kite’s spouse, 160,000 common shares held jointly with Alvin E. Kite, Jr. through a limited liability company, 237,286 common shares which John A. Kite has the right to acquire upon exercise of common share options, 200,000 limited partnership units held by a grantor retained annuity trust, 57,831 limited partnership units held by a grantor retained annuity trust, and 640,000 limited partnership units held jointly with Alvin E. Kite, Jr. through a limited liability company. Of the shares and units included as beneficially owned by Mr. John A. Kite, 1,800,000 are pledged to secure indebtedness owed by Mr. John A. Kite or his affiliates.

(5)

Includes 96,980 common shares (16,314 of which are restricted subject to time vesting) and 1,276,218 limited partnership units owned directly by Thomas K. McGowan, 5,000 common shares owned by Thomas K. McGowan’s spouse, 174,299 common shares which Thomas K. McGowan has the right to acquire upon exercise of common share options, 141,800 limited partnership units held by a grantor retained annuity trust, and 20,000 limited partnership units held by an irrevocable trust.

(6)

Includes 21,452 common shares (10,792 of which are restricted subject to time vesting) and 61,538 limited partnership units owned directly and 116,176 common shares which Daniel R. Sink has the right to acquire upon exercise of common share options.

(7)	Includes 41,400 common shares owned through a trust.

(8)

The 640,000 limited partnership units and the 160,000 common shares held jointly by Alvin E. Kite, Jr. and John A. Kite through a limited liability company (see footnotes 3 and 4) were only counted once for purposes of calculating total amount of shares and units beneficially amount of shares owned by our trustees and executive officers.

(9)

Based on information provided in a Schedule 13G filed on February 12, 2009, T. Rowe Price Associates, Inc. has sole voting power with respect to 449,800 shares and sole dispositive power with respect to the entire number of these shares. T. Rowe Price Associates, Inc. serves as the investment advisor of various registered investment companies and investment advisory clients, including T. Rowe Price Small-Cap Value Fund, Inc. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. reported that it is deemed to be a beneficial owner of these securities; however, T. Rowe Price Associates, Inc. expressly disclaimed that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(10)

Based on information provided by The Vanguard Group, Inc. in a Schedule 13G filed with the SEC on February 13, 2009. The Vanguard Group, Inc. has sole voting power with respect to 44,896 shares and sole dispositive power with respect to the entire number of these shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(11)

Based on information provided in Schedule 13G filed on February 6, 2009, Columbia Wanger Asset Management, L.P. has sole voting power and sole dispositive power with respect to the entire number of these shares. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(12)

Based on information provided in Schedule 13G filed on February 13, 2009, Stichting Pensioenfonds ABP has sole voting power and sole dispositive power with respect to the entire number of these shares. The address of Stichting Pensioenfonds ABP is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands.

(13)

Based on information provided by AEW Capital Management, L.P. in a Schedule 13G filed with the SEC on February 12, 2009. AEW Capital Management, L.P. has sole voting power with respect to 1,396,400 shares and sole dispositive power with respect to the entire number of these shares. The address of AEW Capital Management, L.P. is World Trade Center East, Two Seaport Lane, Boston, MA 02110-2021.

(14)

Based on information provided by Kennedy Capital Management, Inc. in a Schedule 13G filed with the SEC on February 13, 2009. Kennedy Capital Management, Inc. has sole voting power with respect to 1,775,970 shares and sole dispositive power with respect to the entire number of these shares. The address of by Kennedy Capital Management, Inc. is 10829 Olive Blvd., St. Louis, MO 63141.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

The Company has adopted a written related person transaction approval policy to further the goal of ensuring that any related person transaction is properly reviewed, and if necessary approved, first by the Governance Committee, and if appropriate, a majority of the disinterested trustees of the Board of Trustees. The policy applies to transactions or arrangements between the Company and any related person, including trustees, trustee nominees, executive officers, greater than 5% shareholders and the immediate family members of each of these groups. They do not, however, apply with respect to general conflicts between the interests of the Company and our employees, officers and trustees, including issues relating to engaging in a competing business and performing outside or additional work, which are reported and handled in accordance with the Company’s Code of Business Conduct and Ethics and other procedures and guidelines implemented by the Company from time to time.

Under the policy, the trustees and executive officers of the Company are responsible for identifying and reporting to the chief financial officer any proposed transaction with a related person. Upon notification, the chief financial officer begins collecting information regarding the transaction and notifies the Governance Committee Chairperson of such transaction. The Chairperson of the Governance Committee determines whether the proposed transaction is required to be, or otherwise should be, reviewed by the Governance Committee.

If the proposed transaction is required to be approved by a majority of the disinterested members of the Board of Trustees in accordance with the Company’s declaration of trust or Corporate Governance Guidelines, the Governance Committee makes a recommendation regarding the proposed transaction and the disinterested trustees determine whether it is appropriate and advisable for the Company to engage in the proposed transaction. If the transaction involves a trustee, that trustee does not participate in the action regarding whether to approve or ratify the transaction. If the proposed transaction is not required to be approved by a majority of the disinterested members of the Board of Trustees, the Governance Committee has the final authority to approve or disapprove the proposed transaction.

The following information summarizes our transactions with related parties. Other than as discussed below, there were no other transactions during 2008 that were subject to our related person transaction policy.

Contracts with KMI Management

In 2006, we entered into an agreement to reimburse KMI Management, LLC, in which Alvin E. Kite, Jr., John A. Kite, and Thomas K. McGowan own direct or indirect interests, for use of an airplane owned by KMI Management. This agreement allows for the use of the airplane for business related travel for an established reimbursement amount per hour plus applicable taxes. During 2008, expense reimbursement to KMI Management was $0.3 million for the use of the airplane. No amounts were outstanding and due to KMI Management, LLC as of December 31, 2008.

Consulting Agreement With Alvin E. Kite, Jr.

On March 31, 2009, the Company entered into a consulting agreement with Mr. Kite, pursuant to which he has agreed to provide consulting services to the Company through December 31, 2013. He will be paid $100,000 per year for such services, plus reimbursement for certain health insurance costs. If the Company terminates the agreement other than for “cause”, the Company is obligated pay to Mr. Kite an amount equal to (i) the aggregate cash compensation that would otherwise be payable as an annual fee through the end of the term of the agreement (December 31, 2013), (ii) any expenses incurred by Mr. Kite prior to the termination for which the Company is obligated to reimburse him as provided under the agreement and (iii) certain health insurance costs incurred or to be incurred by Mr. Kite through the end of the term of the agreement.

Cost-Sharing and Other Agreements with Affiliates

In August 2004, we entered into a cost-sharing agreement with KMI Management, pursuant to which it reimburses us for the cost of administrative and other services we provide to KMI Management and we reimburse it for the cost of construction advisory, human resources and other services KMI Management provides to us. In 2008, no services were exchanged under the cost-sharing agreement with KMI Management. The cost-sharing agreements have a one-year term, but contain automatic one-year renewals unless either party elects not to renew the agreement. Decisions by us regarding termination or amendment of the cost-sharing agreements require the approval of a majority of the independent members of our Board of Trustees.

During 2005, we entered into fee-based construction management contracts for the build-out of condominiums in the Indianapolis Conrad Hotel with Circle Block Partners, LLC, which is the entity that owns the Conrad Indianapolis Hotel and condominiums, and in which Alvin E. Kite, Jr., John A. Kite, and Thomas K. McGowan own direct interests. During 2008, we received payments from Circle Block Partners, LLC under these fee-based construction management contracts totaling approximately $0.3 million. In addition, during 2008, Circle Block Partners paid us an annual fee of $0.2 million for investment management services we provided to Circle Block in connection with the Conrad Hotel’s operations. At December 31, 2008, $0.4 million was outstanding and due to us from Circle Block under these arrangements.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and trustees, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, trustees and greater than 10% shareholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based on our review of the copies of such forms, and/or on written representations from the reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, trustees and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2008.

Other Matters to Come Before the 2009 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by our Board of Trustees, or, if no such recommendation is given, in their own discretion.

Shareholders Proposals and Nominations for the 2009 Annual Meeting

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our principal executive offices no later than December 11, 2009.

In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule

14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 13 of our bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders for the 2010 annual meeting must be received no earlier than December 11, 2009 and no later than January 10, 2010.

Pursuant to SEC rules, if a shareholder notifies the Company after February 24, 2010 of an intent to present a proposal at the 2010 annual meeting of shareholders and the proposal is voted upon at the 2010 annual meeting, the Company’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the 2009 annual meeting.

Householding of Proxy Materials

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, Attention: Investor Relations (telephone number: 317-577-5600). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 5, 2009

This proxy statement, our annual report to shareholders and our annual report on Form 10-K for the year ended December 31, 2008 are available on our website at www.kiterealty.com under the investor relations section of the website. In addition, our shareholders may access this information, as well as transmit their voting instructions, at www.proxyvote.com by having their proxy card and related instructions in hand.

Additional copies of this proxy statement, our annual report to shareholders or our annual report on Form 10-K for the year ended December 31, 2008 will be furnished without charge upon written request to the Corporate Secretary at the mailing address for our executive offices set forth on the first page of this proxy statement. If requested by eligible shareholders, we will provide copies of exhibits to our annual report on Form 10-K for the year ended December 31, 2008 for a reasonable fee.

* * * *

By Order of the Board of Trustees,

THOMAS R. OLINGER
Secretary

Indianapolis, Indiana

April 3, 2009

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the
30 SOUTH MERIDIAN STREET	meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
SUITE 1100	ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
INDIANAPOLIS, IN 46204	If you would like to reduce the costs incurred by Kite Realty Group Trust in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kite Realty Group Trust, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M12448	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

KITE REALTY GROUP TRUST
The Board of Trustees recommends a vote “FOR” the following:
				For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Trustees			☐	☐	☐

	(01) John A. Kite	(05) Gerald L. Moss
	(02) William E. Bindley	(06) Michael L. Smith
	(03) Dr. Richard A. Cosier	(07) Darell E. Zink, Jr.
(04) Eugene Golub

The Board of Trustees recommends a vote “FOR” the following proposals:							For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the independent registered accounting firm for Kite Realty Group Trust for the fiscal year ending December 31, 2009.						☐	☐	☐

3.	To amend the Company’s 2004 Equity Incentive Plan (the “Plan”) to authorize an additional 1,000,000 shares of the Company’s common stock for future issuance under the Plan.						☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)				Date

Importance Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report are available at www.proxyvote.com

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M12449

KITE REALTY GROUP TRUST

Proxy Solicited On Behalf Of The Board Of Trustees

For The Annual Meeting Of Shareholders

To Be Held On May 5, 2009

The undersigned shareholder of Kite Realty Group Trust hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 3, 2009, and hereby appoints John A. Kite and Daniel R. Sink, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the common shares of Kite Realty Group Trust that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Kite Realty Group Trust to be held at 30 S. Meridian Street, 8th Floor, Indianapolis, Indiana on Tuesday, May 5, 2009 at 9:00 a.m. (ET), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions listed on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THIS PROXY, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 , “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND WITH RESPECT TO ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY SHALL BE VOTED WITH DISCRETIONARY AUTHORITY.